 Exhibit 21

SUBSIDIARIES OF VITALSTREAM HOLDINGS, INC.

VitalStream, Inc, a Delaware corporation

VitalStream Broadcasting Corporation, a Nevada corporation

VitalStream UK Limited, a company organized under the laws of England

VitalStream Advertising Solutions, Inc., a Nevada corporation

PlayStream, Inc., a Nevada corporation (d/b/a “VitalStream Small Business Services” and “VitalStream”)

Note: Other than PlayStream,Inc., none of the subsidiaries listed above does business under a name different than its own name.